                           [FileNet Corporation logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 7, 2003

     The 2003  Annual  Meeting  of  Stockholders  of  FileNet  Corporation  (the
"Company")  will be held at 9:00  a.m.  Pacific  time,  on May 7,  2003,  at The
Mondavi  Center,  1570 Scenic  Avenue,  Costa Mesa,  California  92626,  for the
following purposes:

     1.  To elect six  directors for the  ensuing year or until the election and qualification of their respective successors;

     2.  To approve an amendment  to the Company's 2002 Incentive  Award Plan to increase the number of shares of  Common Stock  available  for issuance thereunder  by  an  additional  1,400,000  shares,  from  1,400,000  to
         2,800,000 shares;

     3.  To ratify the appointment of Deloitte and Touche LLP as the independent accountants of the  Company for its year  ending December 31, 2003; and

     4.  To  transact  such  other  business  as may  properly  come  before the meeting or any postponement or adjournment thereof.

     Only stockholders of record at the close of business on March 12, 2003, the record  date,  will be  entitled  to notice of, and to vote at, the 2003  Annual
Meeting and any postponement or adjournment thereof.

                                     By Order of the Board of Directors,

                                     /s/ Sam M. Auriemma

Costa Mesa, California               Sam M. Auriemma
April 2, 2003                        Secretary

     ALL STOCKHOLDERS  ARE INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT
YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE,  DATE, SIGN AND RETURN
THE   ENCLOSED   PROXY  AS   PROMPTLY  AS  POSSIBLE  IN  ORDER  TO  ENSURE  YOUR
REPRESENTATION AT THE ANNUAL MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR
THAT PURPOSE.  YOU MAY INSTEAD VOTE YOUR PROXY  ELECTRONICALLY  OR BY TELEPHONE.
PLEASE REFER TO PAGE 2 OF THE FOLLOWING  PROXY STATEMENT AND THE ENCLOSED VOTING
FORM FOR INSTRUCTIONS. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL
MEETING.  IF YOU  DECIDE TO ATTEND THE ANNUAL  MEETING  AND WISH TO CHANGE  YOUR
PROXY VOTE, YOU MAY DO SO BY VOTING IN PERSON AT THE ANNUAL MEETING.

                           [FileNet Corporation logo]

                              3565 Harbor Boulevard
                          Costa Mesa, California 92626

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                   MAY 7, 2003

                                 PROXY STATEMENT

                             SOLICITATION OF PROXIES

     The accompanying  proxy is solicited on behalf of the Board of Directors of
FileNet   Corporation   (the  "Company")  for  use  at  the  Annual  Meeting  of
Stockholders to be held at The Mondavi Center,  1570 Scenic Avenue,  Costa Mesa,
California  92626, on May 7, 2003 at 9:00 a.m.  Pacific time, and at any and all adjournments or postponements thereof (the "Annual Meeting").

     All shares represented by each properly executed,  unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not  specified  in an  executed  proxy  received  by the
Company,  the proxy will be voted FOR (i) the  election of the six  nominees for election to the Board of Directors listed in the proxy;  (ii) the approval of an amendment to the Company's 2002  Incentive  Award Plan to increase the number of shares of Common  Stock  available  for  issuance  thereunder  by an  additional
1,400,000 shares, from 1,400,000 to 2,800,000 shares; and (iii) the ratification of the  appointment of Deloitte and Touche LLP as the independent accountants of the Company for its year ending December 31, 2003.

     Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company,  by presenting a later-dated  proxy executed by the person who  executed the prior proxy,  or by  attendance  at the meeting and voting in person by the person who executed the proxy. Attendance at the meeting will not, by itself, revoke a proxy.

     This proxy  statement is being mailed to the Company's  stockholders  on or about April 2, 2003.  The total cost of this  solicitation  will be borne by the
Company. In addition to use of the mails,  proxies may be solicited by officers, directors and regular  employees of the Company  personally by telephone or oral communication.  The Company has also retained Corporate Investor Communications,
Inc.  to  assist  it  in  solicitation  of  proxies,   and  has  agreed  to  pay
approximately $14,000 plus reimbursement of certain expenses for such services.

                      OUTSTANDING SHARES AND VOTING RIGHTS

Votes Required

     Only  holders  of  record  of the  approximately  35,957,315  shares of the
Company's Common Stock  outstanding at the close of business on the record date,
March 12, 2003,  will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement  thereof.  On each matter to be considered at the Annual Meeting,  each stockholder will be entitled to cast one vote for each share of the Company's  Common Stock held of record by such stockholder on March
12, 2003.

     In order to  constitute  a quorum for the conduct of business at the Annual
Meeting, a majority of the outstanding shares of the Common Stock of the Company entitled to vote at the Annual  Meeting  must be present or  represented  at the
Annual Meeting.  Pursuant to Delaware law,  directors are elected by a plurality vote. The other matters submitted for stockholder approval at the Annual Meeting will be  decided by the  affirmative  vote of a  majority  of shares  present in person or  represented  by proxy at the Annual  Meeting and  entitled to vote on such  matters.  With regard to the election of  directors,  votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.  Abstentions may be specified on all proposals  except the election of directors,  and will be counted as present for purposes of  determining  the  existence of a quorum  regarding  the item on which the  abstention  is noted and will also be counted as a vote  against such item for purposes of determining whether  stockholder  approval of that item has been obtained.  Shares that are not voted by the broker who is the record holder of the shares  because  the broker is not  instructed  to vote and does not have discretionary authority to vote (i.e., Broker Non-Votes) and shares that are not voted in other  circumstances  in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum but with respect to any matter,  those non-voted shares will not be deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and thus will have no effect on the outcome of such matter.

Voting Electronically via the Internet or Telephone

     If your shares are  registered  directly  with  EquiServe you may vote your shares either via the Internet or by calling  EquiServe.  Specific  instructions for voting via the  Internet or telephone  are set forth on the  enclosed  proxy card. The Internet and telephone voting  procedures are designed to authenticate the  stockholder's  identity and to allow  stockholders to vote their shares and confirm that their instructions have been properly recorded.

     If your shares are registered in the name of a bank or brokerage  firm, you may be  eligible  to vote your  shares  electronically  over the  Internet or by telephone.  A large number of banks and brokerage firms are participating in the
ADP Investor  Communication  Services  online  program.  This  program  provides eligible  stockholders  who receive a paper copy of the Annual  Report and Proxy
Statement the opportunity to vote via the Internet or by telephone. If your bank or  brokerage  firm is  participating  in ADP's  program,  your voting form will provide  instructions.  If your  voting  form  does not  reference  Internet  or telephone  information,  please  complete and return the enclosed paper Proxy in the self-addressed postage paid envelope provided.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The  following  table  sets  forth as of March  12,  2003  the  number  and percentage of the  outstanding  shares of the Common Stock of the Company which, according to the information  supplied to the Company, are beneficially owned by
(i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company's  outstanding Common Stock, (ii) each person who is currently a director  of the Company or is a nominee for  election as a director of the Company,  (iii) each named executive officer in the Summary  Compensation
Table that appears below and (iv) all current  directors and executive  officers of the Company as a group.  Except to the extent  indicated in the  footnotes to the following table, the person or entity listed has sole voting and dispositive power  with  respect to the shares  that are deemed  beneficially  owned by such person or entity, subject to community property laws, where applicable.

                                                                                    Percentage of
                                       Total Outstanding       Outstanding           Common Stock
Name and Address                           Common Stock         Options(1)    Beneficially Owned(2)

5% Holders:
Berger Small Cap Value Fund............      3,000,000                -                     8.36%
210 University Blvd
Denver, CO  80206(3)

Perkins Wolf McDonnell and Co..........      2,655,644                -                     7.39
53 W. Jackson Blvd., Suite 722
Chicago, IL  60604(4)

Merrill Lynch and Co., Inc. ...........      2,194,513                -                      6.1
4 World Financial Center
New York, NY  10080(5)

Directors:
Lee D. Roberts(6)......................              -          777,023                        *
Theodore J. Smith(7)...................         10,000(7)       138,750                        *
John C. Savage.........................          8,564           73,933                        *
William P. Lyons(8)....................          2,000           61,500                        *
L. George Klaus........................              -           44,250                        *
Roger S. Siboni........................              -           20,500                        *

Named Executive Officers:
Sam M. Auriemma........................              -          150,939                        *
David D. Despard.......................            200          183,646                        *
Ron L. Ercanbrack......................              -          210,106                        *
Royce Murphy                                     1,088           14,583                        *
All executive officers and directors            44,745        2,298,015                     6.12
as a group (20 persons)(9).............

*    Represents less than 1%.

(1)  Represents shares of Common Stock that the holder may acquire upon exercise of currently  vested  options or options that will become  vested within 60 days after March 12, 2003.

(2)  Shares of Common Stock subject to options  which are currently  exercisable or which will  become  exercisable  within 60 days after March 12, 2003 are deemed to be beneficially  owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as  outstanding  for the purpose of computing the percentage of any other person.

(3)  Pursuant to a Schedule  13G filed on December  31,  2002,  Berger Small Cap
     Value Fund has shared  dispositive  and shared voting power over  3,000,000 shares.

(4)  Pursuant  to a  Schedule  13G filed on  February  28,  2003,  Perkins  Wolf
     McDonnell and Co. has sole  dispositive and sole  voting  power over 12,544 shares and has shared  dispositive  and shared voting power over  2,643,100 shares.

(5)  Pursuant to a Schedule 13G filed on January 8, 2003, Merrill  Lynch and Co.
     has shared  dispositive  and shared  voting  power over  2,194,513  shares.
     Merrill Lynch and Co.  is a parent  holding  company.  The  following asset management subsidiaries hold certain of these shares of common stock deemed beneficially  owned by Merrill  Lynch and Co.: Fund Asset Management, L.P.,
     Merrill  Lynch  Investment  Managers  Limited,   Merrill  Lynch  Investment
     Managers, L.P., and QA Advisor L.L.C.

(6)  Mr. Roberts is also a Named Executive Officer.

(7)  Represents  shares held by the  Theodore J. Smith  Family Trust as to which shares Mr.  Smith,  as  co-trustee  for this trust,  has shared  voting and dispositive power.

(8)  Includes 2,000 shares held by the William P. Lyons Family Trust as to which shares Mr.  Lyons,  as  co-trustee  for this trust,  has shared  voting and dispositive power.

(9)  Includes  shares held by the  Theodore J. Smith Family Trust and William P.
     Lyons Family Trust (see footnotes 7 and 8).  Excludes  shares held by Royce
     Murphy whose employment with us terminated December 31, 2002.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The  following  table  sets  forth,  as of March 12,  2003,  the  executive officers of the Company.

Name                    Age      Position

Lee D. Roberts           50      Chairman  of the  Board  of the  Company  since  December  2000  and  Chief
                                 Executive  Officer since April 1998.  Mr.  Roberts  served as our President from May 1997 to October 2000 and as our Chief  Operating  Officer from May
                                 1997 until  April  1998.  Mr. Roberts  has also served as a director of the
                                 Company  since  May  1998.  Prior  to  joining  the  Company  in May  1997,
                                 Mr. Roberts was employed by  International  Business  Machines  Corporation
                                 ("IBM") for over 20 years,  serving  most  recently as General  Manager and
                                 Vice President,  Worldwide  Marketing and Sales for the Networking Division
                                 of IBM.  Mr. Roberts  also  currently  serves on the Board of  Directors of
                                 Onyx Software.

Sam M. Auriemma          50      Senior  Vice  President,  Chief  Financial  Officer  and  Secretary  of the
                                 Company since  September  2000.  Before joining the Company,  Mr.  Auriemma served as the  Executive  Vice  President  and Chief  Financial  Officer of
                                 Wonderware  Corporation,  which specializes in providing software solutions for industrial and process automation applications,  between April 1996 and
                                 September 2000.

Martyn D. Christian      41      Senior Vice  President,  Worldwide  Field  Marketing  of the Company  since
                                 January 2003. From January 2002 to December 2002, Mr.  Christian  served as our Senior  Vice  President  Corporate  Marketing,  and from August 2000 to
                                 December  2001,  he  served  as our  Senior  Vice  President  of  Worldwide
                                 Corporate and  Applications  Marketing.  From November 1998 to August 2000,
                                 Mr.  Christian  served as the Company's Vice  President of Solutions  Sales and  Marketing  and from  September  1996 to November 1998 he served as our
                                 Vice President,  Marketing Programs.  From March 1991 to September 1996, he
                                 served in various sales and marketing positions with the Company.

David D. Despard         47      Senior Vice President,  Global  Professional  Services of the Company since
                                 July 1998.  Prior to joining the  Company,  Mr. Despard  served as the Vice
                                 President, Customer Services of Wall Data, Inc. from 1995.

Frederick P. Dillon      53      Vice  President,  Sales  Operations of the Company since January 1999. From
                                 December  1997 to January 1999,  Mr.  Dillon served as Director,  Worldwide
                                 Sales  Operations  and from  November  1987 to  December 1997  he served as
                                 Director, Sales Operations.

Karl J. Doyle            38      Vice  President,  Business  Development  of the Company  since August 2000.
                                 From  October  1998 to August  2000,  Mr.  Doyle  served  as the  Company's
                                 Director  of  Corporate  Strategy.  From March 1992 to  October  1998,  Mr.
                                 Doyle was employed in sales and marketing with the Company.

                                                                 5

Ron L. Ercanbrack        48      President of the Company  since  October  2000.  Mr.  Ercanbrack  served as
                                 Executive  Vice  President,  Worldwide  Sales and  Marketing of the Company
                                 from April 1999 to October 2000. Mr.  Ercanbrack  served as our Senior Vice
                                 President,  Worldwide  Sales from October 1997 until April 1999.  From June
                                 1997 to October 1997,  Mr. Ercanbrack  served as our Senior Vice President,
                                 International.  Prior to joining the  Company in June 1997,  Mr. Ercanbrack was  employed  by IBM for over 19  years,  serving  most  recently  as Vice
                                 President,  Worldwide  Sales,  Channel and OEM for the Networking  Hardware
                                 Division of IBM.

Michael W. Harris        41      Senior  Vice   President,   Product   Marketing,   Strategy  and  Corporate
                                 Communications  of the  Company  since  August  2000.  From  April  1999 to
                                 August 2000,  Mr. Harris served as the Company's  Vice  President,  Product
                                 Marketing,  and  from  December  1997 to  April  1999 he was the  Company's
                                 Director,  Product  Marketing.  From March 1995 through  December 1997, Mr.
                                 Harris held several  executive  management  positions  with Stac  Software,
                                 Inc.,  a provider  of storage and  communication  software  utilities.  Mr.
                                 Harris joined Stac as a result of the acquisition of Rememory  Corporation, a storage  management  software company that he founded in 1993. Mr. Harris was also the President and Chief Executive Officer of Rememory Corporation.

William J. Kreidler      58      Senior Vice President,  Customer  Technical  Operations and Services of the
                                 Company  since  July 1997.  From  August  1992 to July  1997,  Mr. Kreidler
                                 served as Vice  President,  Operations  of the  Company.  From 1993 to July
                                 1998, he was also responsible for Professional Services.

Chas  W. Kunkelmann      53      Senior Vice President,  Worldwide  Channel  Operations of the Company since
                                 October 2002.  From November 2001 to October 2002,  Mr.  Kunkelmann  served as Vice  President,  Brightspire  of the Company and, from November 1999 to
                                 November  2001,  he served as the Eastern  Regional  Vice  President of the
                                 Company.  Prior to joining the Company  between  November 1996 and November
                                 1999, Mr. Kunkelmann served as Vice President of North American  Operations for Internet  Dynamics,  Inc., which  specialized in internet  security and access control software.

Katharina M. Mueller     37      Vice  President,  General  Counsel  of the  Company  since  April  2002 and
                                 Assistant  Secretary of the Company since August 2000.  Ms.  Mueller served as Acting General  Counsel from August 2000 to March 2002, and as Assistant
                                 General  Counsel from May 2000 through  July 2000.  From 1999 to 2000,  Ms.
                                 Mueller  served as  in-house  counsel  at  Aprisma  Technologies,  Inc.,  a division  of  Cabletron  Systems,  Inc.  From  1993 to  1998,  Ms.  Mueller
                                 maintained  a  private  practice  in  the  areas  of  corporate,   business
                                 litigation and real estate law.

Philip L. Rugani         46      Mr.  Rugani  joined  the  Company  on  January  12,  2003  as  Senior  Vice
                                 President,  Sales - The Americas.  From  September  2000 to June 2002,  Mr.
                                 Rugani  served as  Executive  Vice  President  for  Altavista  Software,  a
                                 division of AltaVista Company,  which provides search services and software and, from January 1999 to June 2000, as Senior Vice President  Americas for
                                 Informix  Corporation,  a  supplier  of data base and  e-business  software solutions.  Mr.  Rugani also served from  November  1995 to January 1999 as
                                 Group Vice President-General  Business and Alliances for Oracle Corporation
                                 a supplier of data base and application software.

Audrey N. Schaeffer      58      Vice  President,  Human  Resources  of the Company  since  January 1993 and
                                 Assistant Secretary of the Company since April 1988.

                                                                 6

Daniel S. Whelan         45      Vice  President  and  Chief   Technology   Officer  of  the  Company  since
                                 May 2000.  From January 1994 to May 2000,  Mr.  Whelan served as a Computer
                                 Scientist  and  Section  Manager  in  the  Company's  Product   Development
                                 department.

Franz X. Zihlmann        56      Senior  Vice  President  of  Software  Development  of  the  Company  since
                                 January 2000.  From September  1996 to January 2000,  Mr.  Zihlmann was the
                                 Company's  Vice President of Product  Development  and from January 1991 to
                                 September 1996 Mr. Zihlmann was the Vice President, Engineering Systems.

                                                                 7

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the annual and long-term  compensation  earned for services  rendered in all  capacities to the
Company for the last three  completed  fiscal years (i.e.,  years ended December
31, 2000, 2001, 2002) by the Company's Chief Executive Officer,  and each of the other four most highly  compensated  executive  officers of the Company who were serving as executive officers at the end of fiscal year 2002.

                           Summary Compensation Table

                                                                                   Long-Term
                                                                                  Compensation
                                                     Annual Compensation             Awards
                                                                                      Stock        All Other
                                                                                     Option         Compen-
   Name and Principal Position                 Year        Salary(1)    Bonus       (Shares)        sation(2)
Lee D. Roberts                                 2002      $525,000    $252,000             -         $5,946
                                               2001       525,000           -       400,000          5,945
   Chief Executive Officer, Chairman of        2000       454,875     529,200        80,000          4,876
   the Board and Director

Ron L. Ercanbrack                              2002       375,000     180,000       100,000          3,587
   President                                   2001       375,000           -        45,000          3,586
                                               2000       337,420     347,069       240,000          3,173

Royce Murphy(3)                                2002       284,288     125,566             -         15,346
   Senior Vice President, EMEA                 2001        63,892      32,549        50,000          3,472

David D. Despard                               2002       275,000     110,000        40,000          5,370
   Senior Vice President, Worldwide            2001       275,000           -        70,000          5,370
   Professional Services                       2000       274,500     254,800        35,000          4,460

Sam M. Auriemma(4)                             2002       275,000     110,000        60,000          2,100
   Senior Vice President, Chief Financial      2001       275,000           -        75,000          2,100
   Officer and Secretary                       2000        82,500      66,624       175,000          2,100

(1)  Includes  amounts  deferred  under (a) the Company's  Employee  Savings and
     Investment Plan, a tax-qualified  plan under Section 401(k) of the Internal
     Revenue Code, and (b) the Company's Deferred Compensation Plan.

(2)  For fiscal year 2002,  consists of (a) premiums  paid by the Company in the amounts  of  $5,946,  $1,486  and  $3,270 on  certain  term-life  insurance
     policies   maintained   for  Messrs.   Roberts,   Ercanbrack  and  Despard,
     respectively,   under   which   such   individuals   designate   their  own
     beneficiaries,  and (b) contributions by the Company of $2,100 on behalf of each of Messrs.  Ercanbrack,  Despard and Auriemma to the Company's Section
     401(k) Plan, and (c) a contribution to the Company's  defined  contribution pension plan  maintained in the United Kingdom for Mr. Murphy in the amount of $15,346.  During  fiscal year 2002, no premiums were paid by the Company for  life  insurance  for  Messrs.  Auriemma  and  Murphy  and  no  Company
     contributions  under the Company's  Section 401(k) Plan were made on behalf of Mr. Roberts.

(3)  Mr. Murphy joined the Company as an executive  officer in October 2001. Mr.
     Murphy  ceased to be an  executive  officer and  employee of the Company on
     December 31, 2002.

(4)  Mr.  Auriemma  joined the  Company  and was first  appointed  an  executive officer in September 2000.

                        Option Grants in Last Fiscal Year

     The following  table  provides  information on option grants made in fiscal year 2002 to the Named Executive  Officers.  No stock  appreciation  rights were granted during such year to the Named Executive Officers.

                                              Individual Grants
                              Number of   % of Total                             Potential Realizable Value
                             Securities      Options                             at Assumed Annual Rates of
                             Underlying   Granted to                            Stock Price Appreciation for
                                Options    Employees   Exercise                        Option Term(1)
                                Granted    in Fiscal      Price    Expiration
Name                              (#)(2)        Year      ($/Sh)         Date           5%            10%

Lee D. Roberts(3)..........          -          -           N/A          N/A            -              -
Ron L. Ercanbrack..........    100,000        6.4%       $12.85     12/04/12     $808,130     $2,047,959
Royce Murphy...............          -          -           N/A          N/A            -              -
David D. Despard...........     40,000        2.6         13.63     07/01/12      342,873        868,908
Sam M. Auriemma............     35,000        2.3         13.63     07/01/12      300,014        760,295
                                25,000        1.6         13.21     12/11/12      207,693        526,334

(1)  The  assumed 5% and 10% annual  rates of stock price  appreciation  are for illustrative purposes only. Actual stock prices will vary from time to time based upon  market  factors and the  Company's  financial  performance.  No assurance can be given that such rates will be achieved.  Unless the market price of the Common Stock  appreciates  over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2)  Options were  granted  under the  Company's  2002  Incentive  Award Plan to
     Messrs. Auriemma and Despard , and options were granted under the Company's
     1995 Stock Option Plan to Mr. Ercanbrack.  Mr. Ercanbrack's  100,000 option shares  were  granted  On  December  4,  2002 in  exchange  for  the  prior cancellation  of  100,000  option  shares in May 2002 that had an  exercise price of $35.16 per share. Options granted to our executive officers become exercisable  as to  twenty-five  percent  (25%) of the option  shares after twelve (12) months of service  with the Company from the grant date and the balance of the shares are exercisable in thirty-six  (36) successive  equal monthly  installments  upon completion of each additional month of service.
     Each option will become fully  exercisable in certain  events.  Each option has a maximum term of ten years,  subject to earlier termination  following the optionee's termination of employment, permanent disability or death.

(3)  Mr. Roberts  received a grant of 200,000 shares in December 2001 in lieu of a grant of shares in 2002.

    Aggregated Option Exercises in Last Fiscal Year and Year End Option Value

     The  following  table sets forth  certain  information  with respect to the
Named Executive  Officers  concerning  their exercise of options during 2002 and the  unexercised  options  held by them at the  close  of such  year.  No  stock appreciation  rights were held or exercised by the Named  Executive  Officers at any time during 2002.

                                                              Number of Unexercised        Value of Unexercised
                                                                Options at Fiscal              In-the-Money
                                                                     Year End                   Options at
                              Shares                             (Number of Shares)          Fiscal Year End(1)
                             Acquired            Value
    Name                   on Exercise(#)    Realized($)(2)  Exercisable/Unexercisable   Exercisable/Unexercisable

Lee D. Roberts........            -                 +               668,690/321,667               $1,995,276/$-
Ron L. Ercanbrack.....            -                 +               191,772/191,978              348,037/21,719
Royce Murphy(3) ......            -                 -                 14,583/35,417              41,562/100,938
David D. Despard......       12,500           $92,126                173,438/96,562                94,225/7,850
Sam M. Auriemma.......            -                 +               129,376/180,624                         -/-

(1)  Calculated  on the basis of the average of the high and low selling  prices of the  Company's  Common  Stock on December  31, 2002  ($12.35),  the last trading day in 2002, minus the exercise price of the  in-the-money  option, multiplied by the number of shares subject to the option.

(2)  The excess of the fair market value of the purchased  shares on the date of exercise over the exercise price paid for such shares.

(3)  Mr. Murphy ceased employment with us on December 31, 2002.

                            Equity Compensation Plans

     The following tables summarizes information about our common stock that may be issued upon the  exercise of options,  warrants  and rights  under all of our compensation  plans as of December  31,  2002.  The  following  is a list of our equity  compensation  plans under which we are authorized to make future grants, all of which  were  approved  by our  stockholders:  1995 Stock  Option  Plan of
FileNet  Corporation,  as  amended  and  restated  on March  28,  2001;  FileNet
Corporation 1998 Employee Stock Purchase Plan, as amended and restated on May 1,
2002; International Employee Stock Purchase Plan, as amended and restated on May
1, 2002; and 2002 Incentive Award Plan of FileNet Corporation.

                                       10

                                     Number of securities                            Number of securities remaining
                                      to be issued upon        Weighted average    available for future issuance under
                                          exercise of         exercise price of         equity compensation plans
                                     outstanding options,    outstanding options,  (excluding securities reflected in
                                     warrants and rights     warrants and rights              column (a))
   Plan Category                             (a)                    (b)                            (c)
Equity compensation plans approved
by security holders......                 8,170,534              $  15.44                        459,327

Employee compensation plans not
approved by security holders......          535,782(1)              10.55                              -

Employee stock purchase plans
approved by security holders......              N/A                   N/A                       1,134,434
Total.............................        8,706,316              $  15.12                       1,593,761

(1)  Includes amounts granted under  Non-Qualified  Stock Option Agreements with each of Messrs.  Roberts,  Ercanbrack,  and Auriemma:  on May 22, 1997, Mr.
     Roberts was granted an option to purchase  600,000  shares with an exercise price of $7.16 per share;  on June 18, 1997, Mr.  Ercanbrack was granted an option to  purchase  160,000  shares  with an  exercise  price of $7.53 per share;  and on September  13, 2000,  Mr.  Auriemma was granted an option to purchase  140,000 shares with an exercise  price of $20.03 per share.  Such option  shares were granted as  inducement  to accept  employment  with the
     Company. The number of securities listed in the chart underlying the number of options  granted to Messrs.  Roberts and Ercanbrack  gives effect to the
     May 15, 1998 stock split.

                           Ten-Year Option Repricings

      Due to the option exchange with Mr. Ercanbrack that occurred during 2002, the Company has set forth information concerning all repricing or cancellation and reissuance of options held by any executive officer since January 1, 1993.

                                                                                                         Length of
                                                                                                          original
                                                                                                        option term
                                                  Securities                                             remaining
                                                  underlying      Market       Exercise                  at date of
                                       Date of     number of     price of      price at                  repricing
                                     cancellation   options      stock at      time of     New               or
                                         or        repriced      time of      repricing    exercise      amendment
  Name and Principal Position (4)     amendment       (1)       repricing        (2)       price (2)        (3)

   Martyn D. Christian                08/08/96       8,000        $18.75       $26.75       $13.00          9.7
        Senior Vice President,        07/11/97       4,000         18.75        13.57         9.00          6.8
        Worldwide Field Marketing     07/11/97       4,000         18.75        12.25         9.00          7.3
                                      07/11/97       8,000         18.75        13.00         9.00          9.1

   Frederick P. Dillon                08/08/96      12,000         26.25        26.76        13.00          9.8
        Vice President, Sales         07/11/97       7,200         18.75        11.75         9.00          6.7
        Operations                    07/11/97      12,000         18.75        13.00         9.00          9.1

   Karl J. Doyle                      08/08/96       2,400         26.25        20.88        13.00          9.3
        Vice President, Business      07/11/97       2,400         18.75        13.00         9.00          9.1
        Development

                                                              11

                                                                                                         Length of
                                                                                                          original
                                                                                                        option term
                                                  Securities                                             remaining
                                                  underlying      Market       Exercise                  at date of
                                       Date of     number of     price of      price at                  repricing
                                     cancellation   options      stock at      time of     New               or
                                         or        repriced      time of      repricing    exercise      amendment
  Name and Principal Position (4)     amendment       (1)       repricing        (2)       price (2)        (3)

   Ron L. Ercanbrack                  05/22/02     100,000         15.97        35.16        12.85          7.8
        President

   William J. Kreidler                07/11/97      16,000         18.75         9.19         9.00          6.5
        Senior Vice President,        07/11/97      20,000         18.75        12.44         9.00          7.4
        Customer Technical            07/11/97      20,000         18.75        20.41         9.00          8.5
        Operations and Services       07/11/97      20,000         18.75        17.57         9.00          9.5

   Audrey  N.  Schaeffer              07/11/97       6,400         18.75        10.69         9.00          5.5
        Vice President, Human         07/11/97      12,800         18.75         9.19         9.00          6.5
        Resources                     07/11/97      16,000         18.75        12.44         9.00          7.4
                                      07/11/97      16,000         18.75        20.41         9.00          8.5
                                      07/11/97      16,000         18.75        17.57         9.00          9.5

   Daniel S. Whelan                   07/11/97       5,000         18.75        12.25         9.00          7.3
        Vice President and Chief      07/11/97       3,000         18.75        13.07         9.00          9.3
        Technology Officer

   Franz X. Zihlmann                  08/08/96      20,000         26.25        20.41        13.00          8.5
        Senior Vice President of      07/11/97       8,000         18.75        10.69         9.00          5.5
        Development                   07/11/97      20,000         18.75        12.44         9.00          7.4
                                      07/11/97      20,000         18.75        13.00         9.00          9.1
                                      07/11/97      20,000         18.75        13.07         9.00          9.3
                                      07/11/97      20,000         18.75        17.57         9.00          9.5

(1)  The securities underlying the number of options repriced gives effect to the May 15, 1998 stock split.

(2)  The  exercise  price for the  cancelled  and  replacement  options is equal to the average of the high and low selling price per share of the Company's  common stock at the close of market on the Nasdaq National Market on the grant date of the replacement grant and gives effect to the May 15, 1998 stock split.

(3)  Expressed in years and fractions thereof.

(4)  Excludes executive officers whose employment was terminated as of December 31, 2002.

Employment Contracts, Termination of Employment and Change in Control Agreements

Change in Control Severance Program

     In 2001,  the  Compensation  Committee of the Board of Directors  reviewed, revised and consolidated the Company's  previously  approved program  concerning severance  payments  for  terminations  relating  to  a  change-in-control  (the
"Change-in-Control  Severance  Program") for the Company's CEO and certain other executive officers. Under the Change-in-Control Severance Program, each eligible executive  officer will be entitled to certain  benefits in the event his or her employment with the Company is involuntarily terminated,  other than for "Cause"
(as  defined),  or if such  executive  officer  resigns  for "Good  Reason"  (as defined), in either case within 18 months following a "change in control" of the
Company (as defined). Mr. Roberts is entitled to receive a cash lump sum payment

                                       12

equal to twelve  months of  applicable  base salary and target bonus  (discussed below) plus  twelve  months of  continuation  payments of such salary and bonus;
Messrs.  Ercanbrack  and Auriemma  are each  entitled to receive a cash lump sum payment equal to nine months of the applicable base salary and target bonus plus nine months of  continuation  payments  of such salary and bonus;  and all other eligible  executive  officers  are  entitled  to receive a cash lump sum payment equal to six months of the  applicable  base  salary  and target  bonus plus six months of continuation  payments of such salary and bonus. The cash lump sum and continuation  payments to be provided to an eligible executive officer are based upon the  monthly  equivalent  of (A) the annual  base salary in effect for such executive officer  immediately  before the change in control or, if greater,  at the time of termination or resignation, plus (B) the annual incentive bonus that such  executive  officer would have been entitled to receive under the Company's officer bonus plan for the calendar year in which the termination  occurs or, if greater,  the  calendar  year in which the  change in control  occurs,  plus the pro-rata  portion  of the bonus  earned by such  executive  officer  during  the calendar year in which the change of control occurs.  The continuation  payments are to be made at bi-weekly intervals.

     Each  eligible  executive  officer is also  entitled  to a lump sum payment equal  to 12,  18 or 24  months,  depending  upon  his or her  position,  of the then-current  monthly Internal Revenue Code 4980B medical premium  ("COBRA") for that  officer and his or her  eligible  dependents,  plus,  if  applicable,  the then-current life insurance premium paid by the Company. Mr. Roberts is entitled to  receive a cash lump sum equal to 24  months of  medical  and life  insurance premiums;  Messrs.  Ercanbrack  and Auriemma are each entitled to receive a cash lump sum equal to 18 months of  medical  and life  insurance  premiums;  and all other eligible  executive  officers are each entitled to receive a cash lump sum equal to 12 months of medical and life insurance  premiums.  In addition,  under the  Change-in-Control  Severance  Program,  any shares of Common Stock that are then subject to outstanding  options held by an eligible  executive officer will automatically vest in full on an accelerated basis.

CEO Severance Program

     In October 2001,  the  Compensation  Committee  implemented  its previously approved CEO Severance Program  originally adopted in 1999, by entering into the
CEO Severance Agreement with Mr. Roberts,  the Company's Chief Executive Officer
(the "CEO"). Under this Agreement,  the CEO would be entitled to receive certain severance payments and option  acceleration upon the involuntary  termination of the CEO's  employment under certain  circumstances.  The benefits include a cash lump sum severance  payment equal to one year of base salary,  together with the
CEO's  target  bonus that would  otherwise  be earned by the CEO for the year of termination but for the occurrence of the termination (which bonus is limited to
50% of the eligible  annual award if the CEO has completed  less than six months of service  during the bonus  year).  The CEO would also be  provided a lump sum payment  equal to one year of COBRA  benefits,  and one year of Group  Universal
Life insurance premiums.  In addition, a pro-rata portion of all unvested option shares would vest, to, in effect,  provide for option vesting on a monthly basis through the date of termination. No benefits are payable under this Agreement in the event of the death or  Permanent  disability  of the CEO, or in the event of termination of the CEO's  employment for Cause or in connection with a Change in
Control.

           Compensation Committee Interlocks and Insider Participation

     The  Compensation  Committee  is  composed of Messrs.  Klaus and Lyons.  No member of the  Compensation  Committee  was at any time during  2002,  or at any other time, an officer or employee of the Company.  No executive  officer of the
Company served on the board of directors or compensation committee of any entity that has one or more  executive  officers  serving as  members of the  Company's
Board of Directors or Compensation Committee.

             Compensation Committee Report on Executive Compensation

     It is the duty of the  Compensation  Committee of the Company to review and determine  the  salaries  and  bonuses of  executive  officers  of the  Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the authority

                                       13

to make  discretionary  option  grants to the Company's  executive  officers and other  employees  under the Company's  1995 Stock Option Plan and 2002 Incentive
Award Plan.

     The Compensation  Committee believes that the compensation programs for the
Company's  executive  officers should reflect the Company's  performance and the value  created for the Company's  stockholders.  In addition,  the  compensation programs should support the short-term and long-term  strategic goals and values of the  Company  and should  reward  individual  contribution  to the  Company's success.  The  Company  is  engaged  in a very  competitive  industry,  and  the
Company's  success  depends  upon its  ability to attract  and retain  qualified executives  through  the  competitive  compensation  packages  it offers to such individuals.

     General  Compensation  Policy.  The Compensation  Committee's  policy is to provide the Company's  executive  officers with compensation  opportunities that are based upon the  financial  performance  of the Company and the  individual's contribution to that  performance,  and which are competitive  enough to attract and retain highly skilled  individuals.  Each executive  officer's  compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial performance goals, and (iii) long-term  stock-based incentive awards designed to strengthen  the mutuality of interests  between the  executive  officers and the
Company's  stockholders.  As an officer's level of responsibility  increases,  a greater  proportion of his or her total  compensation will be dependent upon the
Company's financial performance and stock price appreciation.

     The Company has, at such times in the past as it deemed necessary, retained the  services  of an  independent  compensation  consulting  firm to advise  the
Compensation  Committee as to how the Company's executive  compensation compares to that of  companies  within and  outside of its  industry.  The  Company  also subscribes to and  participates in compensation  surveys of the companies in its industry.  The  principal  factors that were taken into account in  establishing each  executive  officer's  compensation  package for 2002 are described  below.
However,  the  Compensation  Committee  may in  its  discretion  apply  entirely different  factors,  such as different  measures of financial  performance,  for future years.

     Base  Salary.  The  Compensation  Committee's  philosophy  is that the base salary of each executive officer,  including the Chief Executive Officer, should reflect the salary  levels for  comparable  positions  in the  industry  and the comparative group of companies, as well as the individual's personal performance and internal alignment  considerations.  In addition,  the Company's performance and  profitability  should  be a factor  in  determining  the base  salaries  of executive  officers.  Given  the  difficult  economic  environment,  the  senior management  team elected and the  Compensation  Committee  agreed that no salary increases would be made in 2002 or 2003.  Current base salaries were established in December  2000 based,  in part,  on the  Compensation  Committee's  review of relevant published  compensation  surveys and an independent survey conducted by
WestWard Pay Strategies.

     Annual  Incentives.  The  annual  incentive  bonus for our Chief  Executive
Officer and most other  executive  officers is based on a percentage of base pay
(i.e.,  ranging  from 20% to 60% for 2002) and is adjusted to reflect the actual financial  performance  of the Company in comparison  to the Company's  business plan, which for 2002 was measured in terms of the Company's  achievement against targeted  earnings  per share.  For example,  no bonus is paid if the  Company's attainment  of the target  earnings per share is less than 70% of plan;  100% of the bonus is paid if the Company's attainment of the target goal is 100% of plan and 200% of the bonus is paid if the Company's  attainment of the target goal is equal to or greater than 125% of plan.  The actual bonus is  calculated on a pro rata basis between these points. In connection with the Company's acquisition of
eGrail in April 2002, the  Compensation  Committee  adjusted target earnings per share for 2002 to reflect the anticipated  effects of the eGrail  acquisition on the Company's earnings.  The Company's actual earnings per share compared to the adjusted target  resulted in bonuses  payable to our  executives,  including our
Chief  Executive  Officer.  In  making  the  final  bonus   determination,   the
Compensation  Committee  reviewed both (i) the Company's  financial  performance against  plan,  and (ii) the  Company's  performance  as compared to that of the
Company's competitors.  The Compensation  Committee specifically  considered the
Company's software revenue growth, market share growth, cash growth and customer loyalty/satisfaction  indices.  The  Compensation  Committee also considered the fact that there have not been any salary  increases for officers  since salaries were last established in December 2000. Based on the foregoing, the Compensation
Committee set bonuses at  approximately  80% of targeted  bonus.  As a result of

                                       14

this  decision,  2002 bonuses  increased all executive  officers as a group from approximately $1,170,000 which was payable in accordance with the bonus formula, to approximately $1,337,000.

     Long Term Incentives.  Generally,  stock option grants are made annually by the Compensation  Committee to each of the Company's executive officers.  During
2002,  special  performance  options were granted to Messrs.  Auriemma,  Harris,
Despard,  Kreidler and Doyle to recognize their exceptional contributions to the
Company.

     Each  option  grant is  designed to align the  interests  of the  executive officer  with those of the  stockholders  and  provide  each  individual  with a significant  incentive  to manage the Company from the  perspective  of an owner with an equity stake in the  business.  Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Each option granted in 2002 becomes  exercisable in installments  equal to 25% of the option  shares on the first  anniversary  of grant,  and for the  balance of the
option  shares  in  36  successive   equal  monthly   installments   thereafter.
Accordingly,  the options will provide a return to the executive officer only if he or she remains employed by the Company during the vesting  periods,  and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the Chief
Executive  Officer,  is set by the  Compensation  Committee  at a level  that is intended to create a meaningful  opportunity  for stock ownership based upon the individual's  current  position  with the  Company,  the  individual's  personal
performance   in  recent   periods,   and  his  or  her   potential  for  future
responsibility  and promotion over the option term. The  Compensation  Committee also takes into  account the number of unvested  options  held by the  executive officer  and  considers  the  potential  impact  that a  grant  can  have  on an executive's  motivation  and future  performance  with the desire to maintain an appropriate  level of equity incentive for that individual.  The relevant weight given to each of these factors varies from individual to individual.

     Option  Exchange. In May 2002, the  Compensation  Committee  agreed with Mr.
Ercanbrack, President of the Company, to cancel 100,000 option shares granted to him in February  2000 (the "2000 Option  Shares") in exchange for new options to be granted at a later  time.  The 2000 Option  Shares had an  exercise  price of
$35.16, which was significantly higher than the then current market price of the
Company's  common stock  ($15.97).  The Committee  believed that the 2000 Option
Shares were unlikely to be exercised in the  foreseeable  future,  which did not serve the purpose of such  options (i) to promote the  long-term  success of the
Company and the creation of stockholder  value by encouraging Mr.  Ercanbrack to focus on critical long-range objectives,  (ii) to encourage the retention of Mr.
Ercanbrack,  and (iii) to link his interests  directly to those of  stockholders through increased stock ownership. Additionally, the Committee believed that the
2000 Option Shares failed to provide Mr. Ercanbrack with a meaningful  incentive to extend his best  efforts on behalf of the Company and its  stockholders,  and that  it was in the  best  interests  of the  Company  and its  stockholders  to encourage  maximum  performance  by Mr.  Ercanbrack.  The  Committee  reviewed a proposed exchange agreement (the "Exchange Agreement") and subsequently approved the terms of the Exchange Agreement.

     The Exchange Agreement provided for the following:  (i) cancellation of the
2000 Option Shares,  (ii) the return of such Option Shares to the pool of shares available  for grant of new options under the plan,  (iii) a replacement  option grant covering 100,000 shares,  granted under the Plan on the first business day that is at least six months and one day from the date of option cancellation, at an exercise  price  equal to the  average of the high and low selling  price per share of the Company's  common stock on the Nasdaq  National Market on the grant date of the replacement  grant,  (iv) the replacement  option is contingent upon
Mr.  Ercanbrack  remaining an executive  officer of the Company through the date that the  replacement  option is granted and compliance with applicable law, (v)
the replacement option,  once granted,  will commence vesting on the replacement option grant date and will vest as to  twenty-five  percent  (25%) of the shares subject to the replacement option on the one year anniversary of the replacement grant date and 1/36 each month thereafter until the replacement  option is fully vested on the fourth  anniversary of the replacement option grant date, and (vi)
the replacement option will be designated a non-qualified stock option.

                                       15

     In December  2002,  Mr.  Ercanbrack  received a  replacement  option  grant covering 100,000 shares with an exercise price of $12.85 per share,  pursuant to the terms and conditions of the Exchange Agreement outlined above.

     CEO  Compensation.  As with all of our other executive  officers and at Mr.
Roberts  recommendation,  the Compensation  Committee  decided to keep 2002 base salary of Mr. Roberts,  our Chief Executive Officer, at the level established in
December  2000 of  $525,000.  In setting the total  compensation  package of Mr.
Roberts at that time, the Compensation Committee sought to make his compensation competitive  when  compared  with the base salary levels in effect for similarly situated  chief  executive  officers of  companies in the  comparison  group and competitive with the surveyed values. The Compensation Committee also strived to assure that a significant  percentage of Mr. Roberts' total compensation package is tied to Company  performance,  as measured in terms of the achievement of the
Company's target earnings per share. In 2002, the Compensation Committee treated
Mr. Roberts in the same manner as the other senior executives and elected to pay his annual bonus at 80% of targeted bonus,  which resulted in Mr. Roberts' bonus increasing  from $220,000  (which would have been payable  pursuant to the bonus formula) to $252,000.

     The  Compensation  Committee made an additional  grant of options  covering
200,000  shares to Mr.  Roberts in December 2001 in  recognition of his personal performance and leadership  role in the Company.  The grant in December 2001 was made instead of the expected  2002 grant.  All of these options vest 50% on each of the second and third  anniversary of the grant date and are intended to tie a significant  portion of his total  compensation  to stockholder  value since the value of those  grants will depend  upon the future  appreciation  in the market price of the Company's Common Stock.

     In July 2001, the Compensation Committee offered Mr. Roberts a secured loan by the  Company to enable  Mr.  Roberts  to  purchase  a home in Orange  County,
California. The Compensation Committee forwarded its recommendation to the Board to approve,  in principle,  a loan in the amount of $1.2 million to Mr. Roberts.
In September  2001,  upon request of Mr.  Roberts,  the  Compensation  Committee approved,  in principle,  an increase in the previously  approved loan amount to
$1.9  million,  subject to review of final loan  documents  and  approval of the
Board.  In  May  2002,  the  Compensation   Committee   reviewed  proposed  loan
documentation  for a First Trust Deed secured loan to Mr.  Roberts and forwarded its  recommendation  to the Board to approve  the loan on the terms set forth in the loan  documents.  On June 5, 2002, the Board approved the loan documents and the loan. The authority to grant such a loan is "grand  fathered"  under Section
13 of the  Securities  Exchange  Act of 1934,  as amended by Section  402 of the
Sarbanes-Oxley Act on July 30, 2002.

     The $1.9  million  loan  bears  interest  at 2.89%  per  annum  (applicable short-term  Federal  interest  rate) and is secured by the home purchased by Mr.
Roberts. Accrued interest on the principal balance is payable annually beginning
February  15,  2003  and on each  February  15th  thereafter  until  the  entire principal balance becomes due. The entire outstanding  principal balance and any accrued interest is due and payable at the earliest of (a) June 7, 2005, (b) one year after termination of Mr. Roberts'  employment by the Company, or (c) ninety
(90)  days  after   voluntary   termination   of  employment  by  Mr.   Roberts.
Additionally, the Company is named as the loss payee in the insurance policy for mortgagee interests on this property.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the
Internal  Revenue Code  disallows a tax deduction to publicly held companies for compensation  paid to certain of their  executive  officers,  to the extent that compensation  exceeds $1 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The cash compensation paid to the Company's executive officers for 2002 that did not qualify as "performance based  compensation" did not exceed the $1 million limit per  officer.  The  option  grants  made in 2002  were  structured  so that  any compensation  would  not be  subject  to  the $1  million  limitation,  and  the compensation  deemed paid in connection  with the exercise of those options will qualify as  performance-based  compensation  which will not be subject to the $1 million limitation.

     It is  the  opinion  of  the  Compensation  Committee  that  the  executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's  performance  and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                       16

     Submitted  by  the  Compensation   Committee  of  the  Company's  Board  of
Directors:

              William P. Lyons           L. George Klaus

     Notwithstanding  anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities
Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes,  neither the preceding  Compensation Committee
Report on Compensation,  nor the following Stock Price Performance Graph will be incorporated by reference into any of those prior filings,  nor will such report or graph be  incorporated  by  reference  into any  future  filings  made by the
Company under those statutes.

                                       17

                          Stock Price Performance Graph

     The following  graph compares the five-year  cumulative  total  stockholder return on the Company's  Common Stock against the cumulative total return of the
Nasdaq Stock Market Index and the Nasdaq Computer and Data  Processing  Services
Index for the period from December 31, 1997 to December 31, 2002.

                                                 FileNet            Nasdaq   Nasdaq Comp Computer
                     Measurement Period      Corporation             Stock               And Data
                  (fiscal year covered)            Stock      Market Index             Processing

 Measurement Point            12/31/97       $    100.00        $    100.00           $    100.00
               FYE            12/31/98       $     76.13        $    140.57           $    178.95
               FYE            12/31/99       $    169.27        $    254.51           $    377.37
               FYE            12/31/00       $    180.88        $    157.56           $    181.32
               FYE            12/31/01       $    134.68        $    125.02           $    145.38
               FYE            12/31/02       $     80.98        $     86.36           $    100.27

                   ASSUMES $100 INVESTED ON DECEMBER 31, 1997
                          ASSUMES DIVIDENDS REINVESTED
                          YEAR ENDED DECEMBER 31, 2002

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended,  requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership  and  reports  of  changes  in  ownership  with the SEC and the Nasdaq
National  Market.  Such persons are required by SEC  regulations  to furnish the
Company  with copies of all Section  16(a)  forms they file.  Based  solely on a review of copies of such forms  received  with  respect to the year 2002 and the written  representations  received from certain  reporting persons that no other reports  were  required,  the Company  believes  that all  directors,  executive officers  and persons who own more than 10% of the  Company's  Common Stock have complied with the reporting requirements of Section 16(a).

                                       18

                           RELATED PARTY TRANSACTIONS

     On June 5, 2002,  the Board  approved a secured loan by the Company of $1.9 million to enable  Mr.  Roberts,  the  Company's  Chief  Executive  Officer,  to
purchase a home in Orange County,  California.  The loan bears interest at 2.89%
per annum (applicable short-term Federal interest rate). Accrued interest on the principal balance of this note is payable annually  beginning  February 15, 2003 and on each February 15th thereafter until the entire principal  balance becomes due. The entire  outstanding  principal  balance and any accrued interest is due and payable at the earliest of (a) June 7, 2005, (b) one year after  termination of Mr.  Roberts'  employment  by the  Company,  or (c)  ninety  (90) days  after voluntary  termination of employment by Mr. Roberts.  The outstanding balance as of December 31, 2002 is $1.9 million and Mr.  Roberts paid the February 15, 2003 interest payment.

     Mr. John Savage, a member of our Board and Audit  Committee,  is one of the
Managing  Directors of Alliant Partners who acted as financial advisor to eGrail in connection with FileNet's acquisition of eGrail and Alliant Partners was paid approximately $500,000 by eGrail.  Accordingly,  Mr. Savage recused himself from all  discussions  related  to the  acquisition  between  FileNet  and eGrail and abstained from voting on the transaction.

                                       19

                                   Proposal 1

                              ELECTION OF DIRECTORS

     The Company's  stockholders  are being asked to elect six directors for the ensuing  year or until  the  election  and  qualification  of  their  respective successors.  Directors are elected at each Annual  Meeting of  Stockholders  and hold office until their  successors  are duly elected and  qualified at the next
Annual  Meeting  of  Stockholders.  Pursuant  to  the  Company's  Bylaws  and  a
resolution  adopted by a majority of the  authorized  number of  directors,  the authorized number of members of the Board of Directors has been set at six.

     Based upon the  recommendation of the Nominating  Committee,  the following persons have been  nominated for  re-election  to the Board of Directors at this
2003 Annual  Meeting of  Stockholders.  The  following  table sets forth certain information concerning the nominees for election to the Board of Directors.

Name, Age, Principal Occupation or Position,                                          Year Became
and Directorships of Other Publicly Owned Companies                                     Director

L. George Klaus, 62, Chairman,  President and Chief Executive  Officer of Epicor          1998
Software  Corporation  (formerly  Platinum Software  Corporation) since February
1996. Mr. Klaus also currently serves as a director of Epicor Software.

William P.  Lyons,  58,  President,  Chief  Executive  Officer and a director of          1992
Caminus Corporation,  an integrated software company providing solutions for the energy  markets,  since July 2002.  From January 2001 to July 2002,  when it was sold to Ratimal Software, Mr. Lyons served as President, Chief Executive Officer and a director of NeuVis Inc., an Internet Rapid Application Development (I-Rad)
company . From  February  1998 to January  2001,  Mr. Lyons served as President,
Chief Executive Officer and a director of Finjan Software, Inc.

Lee D. Roberts, 50, Chairman of the Board of the Company since December 2000 and          1998
Chief  Executive  Officer since April 1998.  Mr. Roberts served as our President from May 1997 to October 2000 and as our Chief  Operating  Officer from May 1997 until April 1998. Mr. Roberts has also served as a director of the Company since
May 1998.  Prior to joining the Company in May 1997, Mr. Roberts was employed by
IBM for over 20  years,  serving  most  recently  as  General  Manager  and Vice
President, Worldwide Marketing and Sales for the Networking Division of IBM. Mr.
Roberts also currently serves as a director of Onyx Software.

John C. Savage, 55, Managing Director of Alliant Partners, an investment banking          1982
firm,  since June 1998.  Since the  acquisition  of Alliant  Partners by Silicon
Valley  Bankshares in September 2001, Mr. Savage has been a Managing Director of
Alliant Partners.  From 1990 to July 1998, Mr. Savage served as Managing Partner of Glenwood  Capital  Partners and Managing  Director of its successor,  Redwood
Partners, LLC, both venture buy-out firms.

Roger S.  Siboni,  48,  President,  Chief  Executive  Officer  and a director of          1998
Epiphany,  Inc. since August 1998.  From October 1996 to August 1998, Mr. Siboni
was Deputy  Chairman  and Chief  Operating  Officer of KPMG Peat  Marwick LLP, a
member firm of KPMG  International.  From 1993 to October  1996,  Mr. Siboni was
Managing  Partner  of KPMG Peat  Marwick  LLP,  Information,  Communication  and
Entertainment  practice.  Mr.  Siboni  also  currently  serves as a director  of
Cadence Design Systems, Inc.

                                       20

Theodore J. Smith,  73,  Chairman of the Board of the Company from its inception          1982
in 1982 to December 2000 and has been a director of the Company since 1982.  Mr.
Smith served as the Chief Executive Officer of the Company from its inception in
1982 to April 1998,  and  President  of the Company  from 1982 to May 1997.  Mr.
Smith is also currently a director of Intershop Communications, A.G.

     Except as  otherwise  indicated,  during the past five  years,  each of the nominees has held the same position with the same entities as listed above.

     The Board of Directors held seven  meetings  during the year ended December
31, 2002. All of our directors  attended or  participated in at least 75% of the aggregate number of meetings of the Board of Directors.  Each director  attended at least 75% of the  aggregate  number of  meetings of those  committees  of the
Board of  Directors  on which such  person  served,  which were held during such period.  The Company has standing Audit,  Compensation and  Nominating/Corporate
Governance Committees.

Committees of the Board of Directors

     Audit Committee. The Audit Committee currently consists of three directors,
Messrs.  Lyons,  Savage and Siboni,  each of whom is independent  (as defined in
Rule  4200(a)(15)  of the National  Association of Securities  Dealers'  listing standards).  The  Audit  Committee  held five  meetings  during  the year  ended
December 31, 2002. The Audit Committee's  responsibilities  include recommending the selection of the Company's  independent  public  accountants to the Board of
Directors,  as  well as  reviewing  (i)  the  scope  and  results  of the  audit engagement with the  independent  public  accountants  and management,  (ii) the adequacy of the Company's  internal  accounting  control  procedures,  (iii) the independence of the independent public accountants,  and (iv) the range of audit and non-audit fees charged by the independent public  accountants.  The Board of
Directors of the Company  adopted an Audit  Committee  charter in December 2000;
during 2003,  the Audit  Committee  and the Board of Directors  expect to review
this  charter  and  the   responsibilities  of  the  Audit  Committee  and  make
appropriate   revisions   to  satisfy  the   applicable   requirements   of  the
Sarbanes-Oxley Act of 2002 and the Nasdaq.

     Compensation Committee.  During 2002, Messrs. Lyons and Klaus comprised the
Compensation  Committee.  The Compensation  Committee held three meetings during the year ended December 31, 2002.

     The compensation committee is responsible for, among other things:

        o     Reviewing, establishing and revising the compensation policy for our officers;

        o     Producing an annual report on executive compensation for inclusion in our annual proxy  statement,  in accordance with applicable rules and regulations;

        o     Reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on the evaluation, and other relevant factors;

        o     Reviewing and approving our benefit plans and perquisites and making recommendations to the board of directors;

        o     Acting as administrator of the Company's 1998 Employee Stock Purchase Plan, as amended,
              1995 Stock Option Plan, as amended, and 2002 Incentive Award Plan;

        o     Making awards under the 1995 Stock Option Plan and 2002 Incentive Award Plan to the
              Company's executive officers; and

                                       21

        o     Performing other related functions upon request of the Board of Directors.

     In addition, in December 1999, the Board of Directors appointed Mr. Roberts as the sole member of a Special  Stock Option  Committee  which has separate but concurrent  authority  with the  Compensation  Committee  to make  discretionary option  grants to  eligible  individuals,  other  than  executive  officers  and non-employee  Board  members,  subject  to a  limitation  of 20,000  shares  per individual  employee grant.  The Special Stock Option Committee acted by written consent on 12 occasions during 2002.

     The Nominating/Corporate Governance Committee. The Nominating Committee was
formed in  December  of 2001 and,  in  November  2002,  the Board  expanded  the
Committee's duties to include oversight of corporate  governance and changed the
name  of  the   Committee  to  reflect   inclusion   of   corporate   governance
responsibilities.  The  Board  also  increased  the  number  of  members  on the
Committee. The  Nominating/Corporate  Governance Committee currently consists of
Messrs.  Siboni,  Savage, Smith and Klaus. The  Nominating/Corporate  Governance
Committee will be responsible for, among other things:

        o     Identifying individuals who are qualified to be members of the board of directors and selecting, or recommending that the board select, the nominees for directorships;

        o     Developing and recommending to the board of directors a set of corporate governance principles applicable to the Company;

        o     Establishing the criteria and procedures for selecting new directors;

        o     Overseeing the process for evaluating the board of directors and management;

        o     Reviewing and evaluating, at least annually, the performance of the nominating and corporate governance committee and its members, including the compliance of the nominating and corporate governance committee with its charter; and

        o     Making recommendations regarding director fees to the Board of Directors.

     The Company's Bylaws allow stockholders entitled to vote in the election of directors to submit nominations for the election of directors.  Nominations must forwarded  in  writing to the  Corporate  Secretary  of the  Company so that the nomination is received no later than 90 days prior to the annual meeting. In the event  less  than  100  days  notice  of the  date of the  meeting  is  given to stockholders,  notice must be received no later than the tenth day following the day on which notice of the meeting is given.  Each notice must set forth (a) the name  and  address  of the  stockholder  and  of the  person  or  persons  to be nominated;  (b) a  representation  that the stockholder is a holder of record of stock of the Company;  (c) a description of all  arrangements or  understandings between the stockholder and each nominee;  (d) other information  regarding each nominee as is required to be disclosed in a proxy  statement  filed  pursuant to the proxy rules of the Securities  and Exchange  Commission had the nominee been nominated  by the Board of  Directors;  and (e) the  consent of each  nominee to serve as a director of the Company if  elected.  Please  refer to our Bylaws for complete information.

     Notices  should be directed to the  attention of the  Corporate  Secretary,
FileNet Corporation, 3565 Harbor Boulevard, Costa Mesa, California 92626.

Board Compensation and Benefits

     Each  director  who is not an  employee of the  Company is  reimbursed  for actual  expenses  incurred  in  attending  Board  meetings.  In  addition,  each non-employee director received the following  compensation for his Board service during 2002:  (i) an annual  retainer  fee of $24,000;  (ii) a fee of $3,000 for each  Board  meeting  attended;  and  (iii) a fee of $2,000  for each  Committee meeting attended which was not held on the same day as a Board meeting.

                                       22

     At the 2002  Annual  Stockholders  Meeting  held on May 22,  2002,  Messrs.
Lyons, Klaus, Savage, Smith and Siboni each automatically  received,  upon their reelection  to the  Board,  a stock  option  to  purchase  7,000  shares  of the
Company's Common Stock under the automatic option grant provisions in effect for non-employee  Board members under the 2002 Incentive Award Plan. Each option has an exercise  price of $16.14 per share,  representing  the fair market value per share of Common Stock on the grant date.  Each option  vests in four  successive equal annual  installments on the  anniversary of option grant date,  subject to the optionee's  continued service on the Board. The option has a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of Board service.

Required Vote for Approval and Recommendation of the Board of Directors

     Directors  will be elected by an  affirmative  vote of a  plurality  of the shares of voting stock present and entitled to vote,  in person or by proxy,  at the Annual  Meeting.  Abstentions  or Broker  Non-Votes  as to the  election  of directors will not affect the election of the candidates receiving the plurality of votes.

     Unless  instructed to the contrary,  the shares  represented by the proxies will be voted FOR the  election of the six  nominees  named above as  directors.
Although  it is  anticipated  that  each  nominee  will be able  to  serve  as a director,  should any nominee become  unavailable to serve,  the proxies will be voted for such other  person or persons as may be  designated  by the  Company's
Board  of  Directors.  As of the  date of this  Proxy  Statement,  the  Board of
Directors  is not aware of any nominee who is unable or will decline to serve as a director.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  A VOTE FOR THE  ELECTION  OF ALL SIX
NOMINEES NAMED ABOVE.

                                       23

                                   Proposal 2

             APPROVAL OF AMENDMENT TO THE 2002 INCENTIVE AWARD PLAN

     The Company's  stockholders  are being asked to approve an amendment to the
2002  Incentive  Award Plan (the "2002  Incentive  Plan") that will increase the number of shares of Common Stock  issuable  under the 2002  Incentive Plan by an additional 1,400,000 shares, from 1,400,000 to 2,800,000 shares. As of March 12,
2003, 125,070 shares remain available for grant under the 2002 Incentive Plan.

     The  purpose  of the share  increase  is to ensure  that the  Company  will continue to have a sufficient  reserve of Common Stock  available under the 2002
Incentive   Plan  to  provide   eligible   employees  of  the  Company  and  its
participating  affiliates with the opportunity to acquire a proprietary interest in  the  Company  through  participation  in a  comprehensive  equity  incentive program.

     The 2002  Incentive  Award Plan was  adopted by the Board of  Directors  on
March 28, 2002 and became effective on May 22, 2002 (the "Effective  Date"). The amendment to the 2002  Incentive  Plan that is the subject of this  Proposal was adopted by the Board on February 26, 2003.

     The following is a summary of the principal  features of the 2002 Incentive
Plan. The summary, however, does not purport to be a complete description of all the  provisions of the 2002 Incentive  Plan. Any  stockholder of the Company who wishes to  obtain a copy of the  actual  plan  document  may do so upon  written request to the Corporate  Secretary at the Company's principal executive offices in Costa Mesa, California.

     General Nature of the 2002 Incentive Award Plan

     The principal purposes of the 2002 Incentive Plan are to provide incentives for independent directors,  consultants and key employees of the Company and its subsidiaries  to further the growth,  development  and financial  success of the
Company by personally  benefiting through the ownership of Company stock, and to obtain and retain the services of such individuals who are considered  essential to the long range  success  of the  Company  through  the grant or  issuance  of options,  restricted  stock,  stock  appreciation  rights,  performance  awards,
dividend   equivalents,   deferred  stock  and  stock  payments   (collectively,
"Awards").

     Shares Reserved

     Under the 2002  Incentive  Plan,  the aggregate  number of shares of Common
Stock that may be issued  upon the  exercise  of  options or any other  Award is
2,800,000  shares,  which  includes  the  1,400,000  share  increase  for  which stockholder approval is sought under this proposal. As previously approved under the  original  2002  Incentive  Plan,  only  140,000  shares  may be  issued  as
Restricted  Stock.  Additionally,  the 2002  Incentive Plan limits the number of
Awards that may be granted to any one  individual  during any  calendar  year to
400,000 shares and the amount of  performance  awards is limited to $750,000 per employee during any calendar year.

     On March 12, 2003,  the average of the high and low price of a share of the
Company's Common Stock on the Nasdaq Stock Market was $11.44.

     The shares of Common Stock  available for issuance under the 2002 Incentive
Plan may be either previously authorized and unissued shares or treasury shares.
The 2002 Incentive Plan provides for  appropriate  adjustments in the number and kind of shares  subject to the 2002  Incentive  Plan and to  outstanding  Awards thereunder in the event of a stock split, stock dividend and certain other types of  transactions.  Available for future  issuance  under the Plan are (i) shares subject to expired,  exchanged  or  canceled  Options;  (ii)  shares  subject to restricted  stock or other Awards  which are  forfeited  by the  Participant  or repurchased  by the  Company;  (iii) shares  subject to Awards  which  terminate without  payment being made;  and (iv) shares  delivered by the  Participant  or withheld by the Company upon exercise or purchase of any Award in payment of the exercise  or  purchase  price  of  such  Award  or any  related  tax-withholding obligation.

                                       24

     Administration

     The 2002  Incentive  Plan is  generally  administered  by the  Compensation
Committee,  consisting  of at  least  two  members  of the  Board  who are  both
"non-employee"  directors  for  purposes of Section 16-b of the Exchange Act and
"outside  directors"  under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal  Revenue Code.  However,  with respect to grants under the 2002  Incentive Plan to  independent  directors,  the Board as a whole shall administer the 2002 Incentive Plan. The Compensation Committee, however, has the power to delegate  authority for administration of the Plan as to Awards made to certain  employees  to a  committee  comprised  of one or more of our  executive officers.  The  Committee,  the  subcommittee  and the  Board  are  collectively referred to as the "Administrator" herein.

     The  Administrator  is  authorized to determine  the  individuals  who will receive Awards (the  "Participants"),  when they will receive Awards, the number of shares to be subject to each Award, whether Options are to be incentive stock options or  non-qualified  stock  options  and whether an Award is to qualify as performance-based  compensation  as  described  in Section  162(m)(4)(C)  of the
Internal Revenue Code; the price of the Awards granted,  payment terms,  payment method,  vesting requirements,  including any specific performance goals and any
Performance   Criteria  (as  defined)  to  be  used,  any  vesting  acceleration provisions and the expiration date applicable to each Award.  The  Administrator
is  also  authorized  to  adopt,   amend  and  rescind  rules  relating  to  the
administration of the 2002 Incentive Plan.

     Eligibility

     Awards  under the 2002  Incentive  Plan may be granted to  employees of the
Company or any of its present or future subsidiaries, consultants to the Company and  Independent  Directors.  More than one Award may be granted to an employee, consultant or  Independent  Director.  As of March 12, 2003,  fifteen  executive
officers,   five  non-employee  Board  members  and  approximately  1,657  other employees and  consultants  were eligible to  participate  in the 2002 Incentive
Plan

     Awards Under the 2002 Incentive Plan

     The 2002 Incentive Plan provides that the Committee may grant options (both incentive  stock  options  ("ISOs")  within the  meaning  of Section  422 of the
Internal Revenue Code and options that do not qualify as incentive stock options within the  meaning of  Section  422 of the  Internal  Revenue  Code  ("NSOs" or
"non-qualified  options")  and  restricted  stock.  Each Award grant will be set forth in both a notice of grant and option  agreement with the person  receiving the Award and will indicate the type, terms and conditions of the Award.

     For purposes of the 2002  Incentive  Plan,  "fair  market  value" means the average of the high and low  selling  prices of a share of Common  Stock as of a given date.

     Nonqualified  Stock  Options.  Nonqualified  Stock Options  provide for the right to purchase  Common Stock at a specified  price which may not be less than
85% of the fair  market  value of our  common  stock on the date of  grant,  and usually will become  exercisable  (in the discretion of the Committee) in one or more  installments  after the grant  date.  NSOs may be granted for any term not exceeding ten years after the grant date, as specified by the Committee.

     Incentive Stock Options.  Incentive Stock Options ("ISOs") will be designed to comply with the  provisions of the Internal  Revenue Code and will be subject to certain  restrictions  contained in the  Internal  Revenue  Code.  Among such restrictions,  ISOs must have an  exercise  price not less than the fair  market value of a share of Common  Stock on the date of grant,  may only be  granted to employees,  must  expire  within  a  specified  period  of  time  following  the optionee's  termination  of employment,  and must be exercised  within ten years after the date of grant;  but may be  subsequently  modified to disqualify  them from  treatment as ISOs. In the case of an ISO granted to an individual who owns
(or is deemed to own) at least 10% of the  total  combined  voting  power of all classes of stock of the  Company,  the 2002  Incentive  Plan  provides  that the exercise  price  must be at least  110% of the fair  market  value of a share of
Common  Stock on the date of grant  and the ISO must  expire  no later  than the

                                       25

fifth  anniversary  of the date of its grant.  The  aggregate  fair market value
(determined  at the time of grant) of shares  with  respect  to which an ISO (as defined herein) is first  exercisable by an optionee (i.e.,  "vests") during any calendar year cannot exceed $100,000.

     Automatic  Grant of Options to  Independent  Directors.  The 2002 Incentive
Plan provides for automatic grants to Independent  Directors of NSOs to purchase
7,000  shares on the date of each annual  meeting of  stockholders  at which the
Independent Director is reelected to the Board. Additionally, during the term of the 2002  Incentive  Plan,  the Plan  automatically  grants to any person who is initially  elected or  appointed  to the Board  after May 22, 2002 and who is an
Independent  Director at the time of such initial election or appointment (1) an option  to  purchase  25,000  shares  on the date of such  initial  election  or appointment  and (2) an  option  to  purchase  7,000  shares on the date of each annual meeting of stockholders  at which the Independent  Director is elected to the Board,  provided  such person has served as an  Independent  Director for at
least  6  months  prior  to  the  annual   meeting  of   stockholders.   Options
automatically  granted to Independent  Directors have an exercise price equal to the fair  market  value of our  common  stock on the date of grant,  and vest in equal annual installments of 25% from the date of grant,  subject to accelerated vesting upon the happening of certain events  including any change in control or corporate  transactions (as defined).  The Independent Director shall have until the  earlier  of (i) ten years  following  option  grant  date or (ii) 12 months following cessation of Board Service, to exercise his or her vested options. The
Board may also grant options to Independent Directors from time to time, on such terms as the Board deems appropriate.

     Restricted  Stock.  Restricted stock may be sold to Participants at various prices or  granted in  connection  with the  performance  of  services  and made subject  to  such  restrictions  as may  be  determined  by  the  Administrator.
Restricted stock,  typically,  may be repurchased by the Company at the original purchase  price  or  otherwise  subject  to  forfeiture,  if the  conditions  or restrictions  are not met.  In  general,  restricted  stock may not be sold,  or otherwise transferred or hypothecated, until restrictions are removed or expire.
Purchasers of restricted stock,  unlike recipients of options,  will have voting rights and will receive  dividends prior to the time the restrictions  lapse. To the extent that the Administrator determines that it is desirable for a grant of restricted  stock to qualify as "performance  based" under Internal Revenue Code
Section 162(m),  such grant of restricted stock shall be subject to vesting only
upon  attainment  of  performance  goals,  which  are   pre-established  by  the
Administrator.  Such  performance  goals may be based upon any of the  following business criteria with respect to the Company, any subsidiary or any division or operating unit thereof, as the Administrator may determine:  (1) net income; (2)
pre-tax income; (3) operating income; (4) cash flow; (5) earnings per share; (6)
return on equity;  (7) return on invested capital or assets; (8) cost reductions or savings;  (9) funds from  operations;  (10)  appreciation  in the fair market value of Common  Stock;  or (11)  earnings  before any one or more of  interest, taxes, depreciation or amortization (the "Performance Criteria").

     Stock  Appreciation  Rights.  A Stock  Appreciation  Right  ("SAR")  may be
granted in connection and  simultaneously  with the grant of an option,  or with respect to a  previously  granted  option,  or  independent  of an  option.  The
Administrator determines the terms and conditions of a Stock Appreciation Right.
A coupled SAR is related to a particular option, is granted for no more than the number of shares subject to the simultaneously or previously granted option, and is exercisable only when and to the extent that the Participant may exercise the related  option.  An independent  SAR is unrelated to any option,  and has terms
(including  the  number  of  shares  of common  stock  covered  and the  vesting installments)  that  are set by the  Administrator.  Payment  for SARs may be in
cash, common stock or a combination of both, as determined by the Administrator.

     Deferred Stock.  Deferred stock may be awarded to  Participants,  typically without payment of consideration, but subject to vesting conditions based upon a vesting  schedule or  performance  criteria  established  by the  Administrator.
Unlike  restricted  stock,  deferred stock will not be issued until the deferred stock award has vested,  and recipients of deferred stock generally will have no voting  or  dividend  rights  prior  to the  time  the  vesting  conditions  are satisfied.

     Performance  Awards.  The value of a Performance Award may be linked either to the Performance Criteria specified in the 2002 Incentive Plan or to any other performance criteria determined appropriate by the Administrator. In making such
determinations,   the  Administrator   considers,   among  other  factors,   the
Participant's  contributions,  responsibilities and other compensation received.
The maximum  amount of cash bonuses that may be paid as a  Performance  Award is limited to $750,000 per calendar year per person.

                                       26

     Dividend  Equivalents.  Dividend  Equivalents  are  based  on the  dividend declared on our common stock and are credited as of dividend  payment dates,  as specified in the 2002 Incentive Plan. Such Dividend Equivalents are converted to cash or additional shares of our common stock by such formula,  at such time and subject to such limitations as may be determined by the Administrator.

     Stock Payments.  The number of shares for Stock Payments  awarded under the
2002 Incentive Plan is determined by the  Administrator and may be linked to the market  value,  book value,  net profits or other measure of the value of common stock or other specific Performance Criteria determined to be appropriate by the
Administrator.

     Payment for Shares

     The exercise  price for all options may be paid in full in cash at the time of exercise,  or if permitted by the Committee in its discretion (1) by delay in payment  for up to 30  days,  (2) by  delivery  of  Common  Stock  owned  by the
Participant for at least six months,  or the surrender of shares of common stock then  issuable  upon  exercise of the option,  in each case having a fair market value  on the date of  exercise  equal to the  aggregate  exercise  price of the exercised option;  (3) by a full recourse  promissory note bearing interest at a market  rate of  interest;  (4) by an  irrevocable  instruction  to a broker  to deliver to the Company sale or loan  proceeds to pay for all of the Common Stock acquired by exercising the options and any tax withholding obligations resulting from  such  exercise,  (5) by  delivery  of other  property  of any  kind  which constitutes  good and  valuable  consideration,  or (6) any  combination  of the foregoing.  In the discretion of the Administrator,  restricted stock awards may be made  for a  purchase  price  or in  consideration  of  performance  of prior services for the Company or any subsidiary.

     Amendment and Termination

     The  Administrator  may terminate the 2002  Incentive Plan at any time. The
Administrator  may also amend the Plan  wholly or in part at any time,  however, the board of directors must obtain stockholder approval in order to (i) increase the number of shares of common stock subject to the 2002  Incentive  Plan or the maximum  number of shares of common stock which may be awarded to any individual during any calendar  year,  except for any increase or other change due to stock dividends, split-ups, consolidations, recapitalizations,  reorganization or like events;  or (ii)  amend  the  2002  Incentive  Plan in a  manner  that  requires stockholder approval under applicable law. Amendments of the 2002 Incentive Plan will not,  without the consent of the  Participant,  affect such person's rights under an Award previously  granted,  unless the Award itself otherwise expressly so provides.

     No Awards may be granted under the 2002  Incentive  Plan after February 13,
2012.  The Board may terminate the 2002 Incentive Plan at any time prior to such date with respect to the shares that are not then subject to Awards. Termination of the 2002  Incentive  Plan will not affect the rights and  obligations  of any
Participant with respect to Awards granted before termination.

     Terms of Awards

     The dates on which  options or other Awards under the 2002  Incentive  Plan first  become  exercisable  and on  which  they  expire  will  be set  forth  in individual  Award notices and agreements  setting forth the terms of the Awards.
These  Agreements  generally  will provide that options and other Awards  expire upon termination of the Participant's employment, although the Administrator may provide that such options or other Awards continue to be exercisable following a termination,  or because  of the  grantee's  retirement,  death,  disability  or otherwise.  Similarly,  restricted  stock granted under the 2002  Incentive Plan which has not vested  generally  will be subject to repurchase by the Company in the event of the grantee's termination of employment, although the Administrator may make exceptions, based on the reason for termination, or on other factors.

     In the event of certain  stated events in the 2002 Incentive Plan which may affect the Company, such as merger, consolidation,  liquidation,  dissolution or sale of all or substantially all the assets of the Company, the Administrator in its sole  discretion  may take certain  actions with respect to Awards under the
2002 Incentive Plan, including acceleration of the exercisability of any options or the  vesting  in any  restrictions  on  restricted  stock,  the  purchase  of

                                       27

outstanding  Awards, the substitution,  assumption or replacement of any awards,
and  other  similar  adjustments  to  facilitate  any  such  transactions.   The
Administrator  may also provide  that all Awards  shall cease to be  outstanding following such events.

     In  consideration of the granting of a stock option or shares of restricted stock, the Participant must agree in the written agreement  embodying such Award to remain in the employ of or to  continue to be of service to, the Company or a subsidiary.  No  Award  under  the  2002  Incentive  Plan  may  be  assigned  or transferred  by the  Participant,  except  by  will or the  laws  of  interstate succession,  or, with the consent of the  Administrator,  pursuant to a Domestic
Relations  Order  or to  certain  family  member  trusts  without  consideration therefore.

     Miscellaneous Provisions

     In the event that the outstanding shares of Common Stock of the Company are changed  into or exchanged  for a different  number or kind of shares of capital stock or other  securities  of the Company by reason of merger,  reorganization, consolidation,  recapitalization,  reclassification,  stock split, reverse stock split, stock dividend,  combination of shares, or otherwise, the number and kind of shares covered by the 2002 Incentive  Plan, the maximum number of shares that may be granted  during any calendar  year, the number and kind of shares covered by, and the  exercise or purchase  price of, each  outstanding  option and other award, and other limitations on shares applicable under the 2002 Incentive Plan, shall be proportionately adjusted.

     Certain Federal Income Tax Consequences

     The  federal  income  tax  consequences  of the 2002  Incentive  Plan under current  federal income tax law are summarized in the following  discussion that deals with the general tax principles applicable to the 2002 Incentive Plan, and is intended for general  information  only.  In addition,  the tax  consequences described below are subject to the limitations of Internal  Revenue Code Section
162(m), as discussed in further detail below.  Alternative minimum tax and other federal taxes and foreign,  state and local income taxes are not discussed,  and may vary depending on individual circumstances and from locality to locality.

     Nonqualified Stock Options. For federal income tax purposes,  the recipient of NSOs granted under the 2002  Incentive Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction.
Generally,  upon exercise of NSOs the optionee will realize ordinary income, and the  Company  will  be  entitled  to a  deduction,  in an  amount  equal  to the difference  between the option  exercise  price and the fair market value of the stock at the date of exercise.

     Incentive Stock Options.  An optionee  generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an "item of tax preference" for the optionee.  Generally, upon the sale or other taxable  disposition  of the shares of Common Stock  acquired upon exercise of an ISO, the optionee will recognize  income taxable as capital gains in an  amount  equal to the  excess,  if any,  of the  amount  realized  in such disposition over the option exercise price,  provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the
ISO or (b) one year from the date of exercise. If the shares of Common Stock are sold or  otherwise  disposed  of before  the end of the  one-year  and  two-year periods  specified above, the difference  between the ISO exercise price and the fair  market  value of the  shares  on the date of  exercise  generally  will be taxable  as  ordinary  income;  the  balance of the  amount  realized  from such disposition,  if any,  generally will be taxed as capital gain. If the shares of
Common Stock are disposed of before the  expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise,  the optionee's ordinary income generally is limited to the excess,  if any, of the amount realized in such  disposition over the option exercise price paid. The Company (or other employer corporation)  generally will be entitled  to a tax  deduction  with  respect to an ISO only to the extent the optionee has  ordinary  income upon sale or other  disposition  of the shares of
Common Stock.

     An Option will only qualify as an incentive stock option to the extent that the  aggregate  fair market value of the shares with respect to which the Option becomes  exercisable for the first time in any calendar year is equal to or less

                                       28

than $100,000.  For purposes of this rule, the fair market value of shares shall be  determined  as of the date the  incentive  stock  option is granted.  To the extent an  incentive  stock option is  exercisable  for shares in excess of this
$100,000  limitation,  the excess  shares  shall be taxable  under the rules for
"Non-Qualified Stock Options," described above.

     Restricted  Stock and Deferred  Stock. A Participant to whom  restricted or deferred  stock is issued will not have taxable income upon issuance and we will not then be entitled to a deduction,  unless in the case of restricted  stock an election is made under Section 83(b) of the Internal Revenue Code. However, when restrictions  on shares of restricted  stock lapse,  such that the shares are no longer subject to repurchase by us, the Participant will realize ordinary income and we will be  entitled to a  deduction  in an amount  equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. Similarly, when deferred stock vests and is issued to the Participant, the  Participant  will  realize  ordinary  income and we will be  entitled  to a deduction  in an amount equal to the fair market value of the shares at the date of  issuance.  If an  election  is made  under  Section  83(b)  with  respect to restricted  stock,  the  employee  will realize  ordinary  income at the date of issuance equal to the difference  between the fair market value of the shares at that  date  less the  purchase  price  therefore  and we will be  entitled  to a deduction  in the same  amount.  The  Internal  Revenue  Code does not  permit a
Section 83(b) election to be made with respect to deferred stock.

     Stock Appreciation Rights. No taxable income is generally recognized by the
Participant  upon the receipt of an SAR,  but upon  exercise of the SAR the fair market value of the shares (or cash in lieu of shares)  received  generally will be taxable as ordinary  income to the  Participant in the year of such exercise.
The Company generally will be entitled to a compensation  deduction for the same amount that the Participant recognizes as ordinary income.

     Dividend  Equivalents.  A recipient of a dividend equivalent award will not realize  taxable  income at the time of grant,  and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the Participant will recognize ordinary income, and we will be entitled to a corresponding deduction.

     Performance  Awards. A Participant who has been granted a performance award will  not  realize  taxable  income  at the  time of  grant,  and we will not be entitled to a deduction at that time. When an award is paid,  whether in cash or common  shares,  the  Participant  will  have  ordinary  income,  and we will be entitled to a corresponding deduction.

     Stock  Payments.  A  Participant  who receives a stock payment in lieu of a cash  payment that would  otherwise  have been made will be taxed as if the cash payment has been received, and we will have a deduction in the same amount.

     Section 162(m).  Under Internal  Revenue Code Section  162(m),  in general, income tax deductions of publicly-traded  companies may be limited to the extent total compensation  (including base salary, annual bonus, stock option exercises and  nonqualified  benefits paid in 1994 and thereafter)  for certain  executive officers  exceeds $1 million in any one taxable year.  However,  under  Internal
Revenue  Code  Section  162(m),  the  deduction  limit does not apply to certain
"performance-based"  compensation  established  by an  independent  compensation committee  which  conforms to certain  restrictive  conditions  stated under the
Internal Revenue Code and related regulations.  The 2002 Incentive Plan has been structured with the intent that Awards granted under the 2002 Incentive Plan may meet the requirements for "performance-based"  compensation and Internal Revenue
Code Section 162(m). To the extent granted,  a fair market value exercise price, options  granted  under the 2002  Incentive  Plan are  intended  to  qualify  as
"performance-based"   under  Section  162(m)  of  the  Internal   Revenue  Code.
Restricted   Stock  granted  under  the  2002  Incentive  Plan  may  qualify  as
"performance-based" under Internal Revenue Code Section if it vests based solely upon the Performance Criteria.

     Required Vote for Approval and Recommendation of the Board of Directors

     The affirmative vote of a majority of the Company's voting stock present or represented  and entitled to vote at the Annual Meeting is required for approval of the amendment to the 2002  Incentive  Plan  providing  for a 1,400,000  share increase  under the 2002  Incentive  Plan.  Abstentions on this proposal will be

                                       29

counted for purposes of determining the total number of shares that voted on the proposal  and thus will have the effect of a vote against the  proposal.  Broker
Non-Votes  will not be deemed to be entitled to vote for purposes of determining whether stockholder approval of this proposal has been obtained and will have no effect on the outcome of this proposal.

     Should  stockholder  approval not be  obtained,  then the  1,400,000  share increase will not be  implemented,  and any options granted on the basis of that increase will immediately  terminate.  No additional  options will be granted on the basis of such share  increase,  and the 2002  Incentive  Plan will terminate once the existing share reserve has been issued.

     THE BOARD OF DIRECTORS  RECOMMENDS THAT THE STOCKHOLDERS  VOTE FOR APPROVAL
OF THE AMENDMENT TO THE 2002 INCENTIVE AWARD PLAN.

                                       30

                             AUDIT COMMITTEE REPORT

     The following is the report of the Audit  Committee with respect to FileNet
Corporation's audited financial statements for the year ended December 31, 2002, which include the consolidated  balance sheets of the Company as of December 31,
2002  and  2001,  and  the  related   consolidated   statements  of  operations,
stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002, and the notes thereto.

     Review with Management.  The Audit Committee has reviewed and discussed the
Company's audited financial statements with management.

     Review and Discussions  with Independent  Accountants.  The Audit Committee
has  discussed   with  Deloitte  and  Touche  LLP,  the  Company's   independent
accountants,  the matters  required to be discussed by SAS 61  (Codification  of
Statements on Accounting  Standards) which includes,  among other items, matters related to the conduct of the audit of the Company's financial statements.

     The Audit  Committee has also received  written  disclosures and the letter from Deloitte and Touche LLP required by  Independence  Standards Board Standard
No. 1 (which relates to the accountant's  independence  from the Company and its related  entities)  and  has  discussed  with  Deloitte  and  Touche  LLP  their independence from the Company.

     Conclusion.  Based on the review and  discussions  referred  to above,  the
Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

     Submitted by the Audit Committee of the Company's Board of Directors:

                                                John C. Savage
                                                William P. Lyons
                                                Roger S. Siboni

     Notwithstanding  anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities
Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes,  the preceding Audit Committee Report will not be  incorporated  by reference  into any of those prior  filings,  nor will such report be  incorporated by reference into any future filings made by the Company under those statutes.

            FEES BILLED TO US BY DELOITTE AND TOUCHE LLP DURING 2002

     Audit Fees.  The  aggregate  fees billed by  Deloitte  and Touche LLP,  the member firms of Deloitte Tomatsu, and their respective affiliates (collectively,
"Deloitte") for  professional  services  rendered for the audit of the Company's annual  financial  statements  for  2002  and for the  review  of the  financial statements  included in the  Company's  Quarterly  Reports on Form 10-Q for 2002
were approximately $470,893.

     Financial  Information Systems Design and Implementation  Fees. The Company
did not engage  Deloitte to provide  services  regarding  financial  information systems design and implementation during the year ended December 31, 2002.

     All Other Fees.  The  aggregate  fees billed by Deloitte  for  professional services rendered to the Company,  other than the services described above under
"Audit Fees", for the year ended December 31, 2002 were  approximately  $369,113 and can be subcategorized as follows:

     Audit-Related  Fees. The aggregate fees billed by Deloitte for professional services  rendered to the Company for the audit of employee  benefit plans,

                                       31

     internal control reviews,  consultation concerning financial accounting and reporting  standards,  and audits related to mergers and acquisitions,  for the year ended December 31, 2002, were approximately $109,068.

     Tax Fees. The aggregate fees billed by Deloitte for  professional  services rendered to the  Company  for tax  compliance,  tax  planning,  general tax advice,  employee  benefit plans,  requests for rulings or technical advice from  taxing  authorities,  and tax  advice  related to  international  tax matters and mergers and acquisitions, for the year ended December 31, 2002, were approximately $260,045.

     The audit  committee  has  considered  whether the  provision  of non-audit services is compatible with maintaining the principal accountant's independence.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of Deloitte and Touche LLP, the Company's independent  accountants for the year ended  December 31, 2002,  was selected by the Board of  Directors, upon recommendation of the Audit Committee,  to act in the same capacity for the year ending  December 31, 2003.  Neither the firm nor any of its members has any relationship  with the  Company  or any of its  affiliates  except in the firm's capacity as the Company's auditor.

     In the event that the stockholders do not approve the selection of Deloitte and  Touche  LLP,  the  appointment  of  the  independent  accountants  will  be reconsidered by the Board of Directors.  Even if the selection is ratified,  the
Board of Directors in its discretion  may direct the  appointment of a different independent  accounting  firm  at any  time  during  the  year if the  Board  of
Directors  believes  that such a change  would be in the best  interests  of the
Company and its stockholders.

     Representatives  of Deloitte  and Touche LLP are  expected to be present at the Annual Meeting and will have the  opportunity to make  statements if they so desire and respond to appropriate questions from the stockholders.

Stockholder Ratification

     The affirmative vote of a majority of the Company's voting stock present or represented  and  entitled  to  vote  at the  Annual  Meeting  is  required  for ratification  of the  appointment  of  Deloitte  and  Touche LLP to serve as the
Company's independent accountants for 2003. Abstentions on this proposal will be counted for purposes of determining the total number of shares that voted on the proposal  and thus will have the effect of a vote against the  proposal.  Broker
Non-Votes  will not be deemed to be entitled to vote for purposes of determining whether stockholder approval of this proposal has been obtained and will have no effect on the outcome of this proposal.

     THE  BOARD  OF  DIRECTORS   RECOMMENDS  A  VOTE  FOR  RATIFICATION  OF  THE
APPOINTMENT OF DELOITTE AND TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                  STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     It is currently  contemplated  that the  Company's  2004 Annual  Meeting of
Stockholders  will  be held  on or  about  May 19,  2004.  In the  event  that a stockholder  desires to have a proposal  considered for presentation at the 2004
Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection  with such  meeting,  the proposal must be forwarded in writing to the  Corporate  Secretary  of the  Company so that it is  received no later than December 4, 2003. Any such proposal must comply with the requirements of the Company's Bylaws and Rule 14a-8 promulgated under the Exchange Act.

     If a stockholder,  rather than including a proposal in the Company's  proxy statement as discussed  above,  commences his or her own proxy  solicitation for the 2004 Annual  Meeting of  Stockholders  or seeks to nominate a candidate  for

                                       32

election or propose business for consideration at such meeting, the Company must receive  notice of such  proposal no later than February 19, 2004. If the notice is not received by such date, it will be considered untimely under the Company's
Bylaws, and the Company will have  discretionary  voting authority under proxies solicited  for the 2004  Annual  Meeting of  Stockholders  with  respect to such proposal, if presented at the meeting.

     Proposals and notices  should be directed to the attention of the Corporate
Secretary,  FileNet Corporation,  3565 Harbor Boulevard,  Costa Mesa, California
92626.

                                  OTHER MATTERS

     As of the date of this Proxy Statement,  the Board of Directors knows of no other matters that may be presented  for  consideration  at the Annual  Meeting.
However,  if any other matter is presented properly for consideration and action at the  Annual  Meeting,  or any  adjournment  or  postponement  thereof,  it is intended that the Proxies will be voted with respect  thereto in accordance with the best judgment and in the discretion of the proxy holders.

April 2, 2003

                                           By Order of the Board of Directors,

                                          /s/ Sam M. Auriemma

                                          Sam M. Auriemma
                                          Secretary

                                       33

                                                                      APPENDIX A

                                AMENDMENT TO THE
                            2002 INCENTIVE AWARD PLAN
                                       OF.
                               FILENET CORPORATION

     This  Amendment  to the 2002  Incentive  Award Plan of FileNet  Corporation
("Amendment")  is adopted by FileNet  Corporation,  a Delaware  corporation (the
"Company"), effective as of May 7, 2003.

RECITALS

     The 2002  Incentive  Award Plan of FileNet  Corporation  (the  "Plan")  was
approved by the Board of Directors on March 28, 2002 and by the  stockholders on
May 22, 2002.

     Section 11.2 of the Plan provides that the Plan may be amended by the Board of  Directors to increase the maximum  number of  securities  that may be issued under the Plan, subject to obtaining stockholder approval.

     Capitalized  terms used in this Amendment shall have the meanings  assigned to them in the Plan.

AMENDMENT

     Subsection (a) of Section 2.1 of the Plan is hereby amended in its entirety as follows:

2.1. Shares Subject to Plan.

     (a)  The shares of stock subject to Awards shall be Common Stock, initially shares  of the  Company's  Common  Stock.  Subject  to  adjustment  as provided in Section 11.3,  the  aggregate  number of such shares which may be issued  upon  exercise  of such  Options  or rights or upon any other Awards under the Plan shall not exceed Two Million Eight Hundred
          Thousand  (2,800,000)  shares, and the aggregate number of shares that may be issued as  Restricted  Stock  shall not exceed One  Hundred and
          Forty Thousand  (140,000) shares.  The shares of Common Stock issuable upon  exercise of such  Options or rights or upon any other Awards may be either  previously  authorized  but  unissued  shares  or  treasury shares."

     The undersigned,  Sam M. Auriemma,  Senior Vice President,  Chief Financial
Officer and Secretary of the Company,  hereby  certifies  that the Board adopted the foregoing Amendment on February 26, 2003, and the stockholders  approved the foregoing Amendment on May 7, 2003.

      Executed at                  , California this        day of May 2003.

                                    FileNet Corporation,
                                    a Delaware corporation

                                    By:
                                         Sam. M. Auriemma
                                         Senior Vice President,
                                         Chief Financial Officer and
                                         Secretary

                                       34

[FileNet Corporation logo]

Dear Stockholder:

Please fill out,  sign and return your Proxy card  promptly or use our telephone or Internet voting capabilities. Your vote is very important.

Thank you for your cooperation.

FileNet Corporation

                                   DETACH HERE

                                      PROXY

                               FILENET CORPORATION

                              3565 Harbor Boulevard
                          Costa Mesa, California 92626

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The  undersigned  hereby appoints Sam Auriemma and Lee Roberts as Proxy holders, or either of them acting alone,  each with the power to appoint his  substitute, and hereby  authorizes them to represent and vote, as designated  below,  all of the  shares of Common  Stock of FileNet  Corporation  (the  "Company"),  held of record by the  undersigned  on March 12,  2003,  at the 2003  Annual  Meeting of
Stockholders  to be held at 9:00 a.m.,  Pacific  time,  on May 7,  2003,  at The
Mondavi  Center,  1570 Scenic  Avenue,  Costa Mesa,  California  92626,  and any
adjournment thereof (the "Annual Meeting").

ALL  STOCKHOLDERS  ARE INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU
EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE,  DATE, SIGN AND RETURN THE
ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT
THE ANNUAL  MEETING.  A  POSTAGE-PREPAID  ENVELOPE IS ENCLOSED FOR THAT PURPOSE.
EVEN IF YOU HAVE  GIVEN YOUR  PROXY,  YOU MAY STILL VOTE IN PERSON IF YOU ATTEND
THE MEETING.

SEE REVERSE  CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE  SEE REVERSE
   SIDE                                                                      SIDE

FILENET CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

                               Voter Control Number

                Your vote is important. Please vote immediately.

     Vote-by-Internet                                     Vote-by-Telephone

  1. Log on to the Internet and go to                  1. Call toll-free
     http://www.eproxyvote.com/file.                      1-877-PRX-VOTE (1-877-779-8683)
                                               OR
  2. Enter your Voter Control Number listed            2. Enter your Voter Control Number listed
     above and follow the easy steps outlined             above and follow the easy recorded
     on the secured website.                              instructions.

  If you vote over the Internet or by telephone, please do not mail your card.

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

         Please mark
[  X  ]  votes as in
         this example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is given, this Proxy will be voted
FOR the election to the Board of ALL the nominees listed below and FOR proposals
2 and 3. In their discretion, the Proxy holders are authorized to vote upon such other  business as may properly  come before the meeting or any  adjournment  or postponement thereof.

1.  Election of Directors.
Nominees:  (01) L. George Klaus, (02) William P. Lyons,
           (03) Lee D. Roberts,   (04) John C. Savage,
           (05) Roger S. Siboni and (06) Theodore J. Smith

     FOR                          WITHHELD
     ALL                          FROM ALL
     NOMINEES  [  ]               NOMINEES  [  ]

For all nominees except as noted above

                                                   FOR    AGAINST   ABSTAIN
2.   To approve an amendment to Company's         [   ]    [   ]     [   ]
     2002 Incentive Award Plan to increase the
     number of shares of Common Stock available
     for issuance thereunder by an additional
     1,400,000 shares.

                                                   FOR    AGAINST   ABSTAIN
3.   To ratify the appointment of Deloitte and    [   ]    [   ]     [   ]
     Touche LLP as the independent accountants
     of the Company for its year ending
     December 31, 2003.

     To transact such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please  date this Proxy and sign it exactly as your name or names  appear.  When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a  corporation,  please  sign in full  corporate  name by the president  or other  authorized  officer.  If shares are held by a  partnership, please sign in full partnership name by an authorized person.

Signature:                             Date:

Signature:                             Date: